EXHIBIT 8.1
                       [Letterhead of Lowenstein Sandler]

September 30, 2002

The Trust Company of New Jersey               Trustcompany Bancorp
35 Journal Square                             35 Journal Square
Jersey City, NJ 07306                         Jersey City, NJ 07306

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-4 (the "Registration Statement") filed by Trustcompany Bancorp, a New Jersey corporation (the "Holding Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of its common stock, to be issued in exchange for the common stock of The Trust Company of New Jersey, a state-chartered bank organized under the laws of the State of New Jersey (the "Bank"), as contemplated by the Agreement and Plan of Acquisition and Exchange made and entered into as of September 25, 2002 between the Holding Company and the Bank (the "Agreement"), which Agreement is described in the Registration Statement and filed as an annex to the proxy statement-prospectus contained therein, we hereby confirm that the discussion set forth under the caption "Certain United States Federal Income Tax Consequences" in the Registration Statement represents our opinion as to the material United States federal income tax considerations to the Holding Company, the Bank and holders of the Bank's common stock of the transactions contemplated by the Agreement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Certain United States Federal Income Tax Consequences" in the proxy statement-Prospectus. The issuance of such consent does not concede that we are an "expert" for the purposes of the Securities Act of 1933.

Very truly yours,

/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC